Exhibit 5.1

ARGO Law

De Keyserlei 5/15

B-2018 Antwerpen

            , 2014

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Re:	Euronav NV

Ladies and Gentlemen:

We have acted as Belgian counsel to Euronav NV, a company incorporated under the laws of the Kingdom of Belgium (the “Company”), in connection with the Company’s Registration Statement on Form F-4 (File No. 333-            ) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission on                     , 2014, as thereafter amended or supplemented, with respect to the registration of ordinary shares (the “Ordinary Shares”), no par value. The Ordinary Shares are being offered in exchange for an equal number of outstanding unregistered ordinary shares of the Company, each having no par value (the “Original Shares”) pursuant to an exchange offer (the “Exchange Offer”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Exchange Offer have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Exchange Offer comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Ordinary Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Kingdom of Belgium in respect of which we are opining).

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinions that under the laws of the Kingdom of Belgium, the Ordinary Shares have been duly authorized and when exchanged pursuant to the Exchange Offer as contemplated in the Prospectus, the Ordinary Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the Kingdom of Belgium as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters,” “Tax Considerations – Belgian Tax Considerations” and “Service of Process and Enforcement of Civil Liabilities” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,